CHORDIANT SOFTWARE ANNOUNCES SELECTED PRELIMINARY FINANCIAL RESULTS FOR THE SECOND QUARTER OF FISCAL 2007 ENDED MARCH 31

Expects to Report Record Revenue and Profits
Expects to Achieve Profitability One Quarter Ahead of Internal Plan
Substantially Strengthens its Cash Position in Fiscal Q2

CUPERTINO, California - April 9, 2007 -- Chordiant Software, Inc. (NASDAQ: CHRD), the leading provider of Customer Experience (Cx™) software and services, today announced selected preliminary financial results for the second quarter of fiscal 2007 ending on March 31.

The Company said it expects to report record revenue ranging between $31 million to $33 million for the second quarter of fiscal 2007 ending on March 31. This compares to revenue of approximately $26 million reported for the same period of fiscal year 2006.

Chordiant also announced that it expects to achieve profitability under Generally Accepted Accounting Principals (GAAP) one quarter ahead of the Company’s internal plan. Chordiant expects to report record GAAP earnings per share of between $0.11 and $0.16 in the second quarter of fiscal 2007 ended March 31st, based on an estimated 33.0 million fully diluted share count. This compares to a GAAP loss per share of $0.03 for the same period of fiscal year 2006, based on a primary share count of 30.9 million shares outstanding.

Chordiant also expects to increase its cash, cash equivalents and restricted cash position to approximately $71 million at March 31, 2007 from the $48 million balance reported at December 31, 2006.

“The record revenue and profits we expect to report this quarter are primarily due to the strong performance in our international business, the acceleration of percentage of completion project implementations in Europe, and greater enablement of our partners resulting in fewer Chordiant resources being required on some project implementations,” said Steven R. Springsteel, chairman and chief executive officer. “I am also very pleased that our team was able to achieve profitability one quarter ahead of our internal Company plan,” he stated.

All statements relating to Chordiant’s second quarter of fiscal 2007 ended March 31 financial performance contained in this news release are preliminary and may change based on the completion of the quarterly closing and review procedures by the Company’s management and Chordiant’s independent registered public auditing firm.

Conference Call and Webcast Scheduled for April 30, 2007
Chordiant Software will host a conference call and webcast to discuss its final financial results for the second quarter of fiscal 2007 ended March 31, and also its fiscal 2007 and fiscal 2008 financial guidance on April 30, 2007 at 2:00 p.m. (PT), 5:00 p.m. (ET) and 22:00 (GMT). The live audio webcast will be available to investors and the general public from the following website:
http://www.veracast.com/webcasts/chordiant2/22112157.cfm

Alternatively, you may prefer to access Chordiant’s website at http://www.chordiant.com, where you will see the event listed on the homepage. Access is also possible from Chordiant’s Investor Relations website.

The webcast will be archived on the Chordiant website; in addition, a telephone replay will be available on Monday, April 30, 2007, beginning at approximately 5:00 p.m. (Pacific) for seven days after the live call. The replay can be accessed by dialing 303-590-3000, access code 11087854#.

About Chordiant Software, Inc.
Chordiant helps leading global brands such as HSBC, Barclay’s, CIBC and Capital One deliver the best possible customer experience. Unlike traditional business applications, Chordiant Customer Experience (Cx) solutions blend insight with predictive desktop decisioning to uniquely understand the customer’s behavior. This deeper understanding cultivates a lasting, one-to-one relationship that aligns the most appropriate value proposition to each consumer.  With Chordiant Cx solutions, customer loyalty, operational productivity and profitability reach new levels of return. For more information, visit Chordiant at http://www.chordiant.com. Chordiant is headquartered in Cupertino, California.

Safe Harbor Statement

This news release includes "forward-looking statements" that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.  Forward-looking statements in this release are generally identified by words, such as "believes," "anticipates," "plans," "expects," "will," "would," "guidance," "projects" and similar expressions which are intended to identify forward-looking statements.  There are a number of important factors that could cause the results or outcomes discussed herein to differ materially from those indicated by these forward-looking statements, including, among others, the result of potential changes in accounting estimates associated with percentage of completion accounting and the result of potential changes in accounting standards which could impact our anticipated accounting treatment of certain of our agreements. Further information on potential factors that could affect Chordiant are included in risks detailed from time to time in Chordiant's Securities and Exchange Commission filings, including, without limitation, Chordiant's Annual Report on Form 10-K for the period ended September 30, 2006, and Chordiant’s most recent quarterly report on Form 10-Q.  These filings are available on a Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.  Chordiant does not undertake an obligation to update forward-looking or other statements in this release.

Chordiant and the Chordiant logo are registered trademarks of Chordiant Software, Inc. The Customer Experience Company and Cx are trademarks of Chordiant Software, Inc. All other trademarks and registered trademarks are the properties of their respective owners.

Chordiant Investor Relations Contact:
Steve Polcyn
Chordiant Software, Inc.     .
(408) 517-6282
steve.polcyn@chordiant.com